Exhibit 10.8

Supplementary Agreement

SUPPLEMENTARY AGREEMENT

ChinaEDU Corporation and Xie Changqing entered into this Supplementary Agreement as of July 18, 2007 in accordance with Section 10.3 of the Amended and Renewed Loan Agreement entered into by the Parties as of July 12, 2005 after friendly negotiation, the Parties agree to make the following amendments to the Amended and Renewed Loan Agreement:

1.	Section 2.4 of the Amended and Renewed Loan Agreement shall be amended as: “Lender and Borrower hereby agree and acknowledge that, in the event that relevant laws permit, Borrower may transfer the Borrower’s Equity Interest in the Company in whole to Lender or Lender’s designated persons (legal or natural persons), and shall use the income of the transfer to repay the loan”.

2.	Section 2.7 of the Amended and Renewed Loan Agreement shall be amended as: “Interest of the Loan. Lender and Borrower hereby agree and acknowledge that, unless otherwise stipulated by this Agreement, the Loan shall be interest-free; however, in the event that the income of Borrower from the transfer of the Borrower’s Equity Interest in the Company in whole to Lender or Lender’s designated persons (legal or natural persons) is higher than the principal of the Loan, the difference shall be deemed the interest of the Loan under relevant laws then effective and shall be paid by Borrower to Lender.”

The Parties hereby also agree:

1.	Other clauses of the Amended and Renewed Loan Agreement shall remain the same.

2.	This Supplementary Agreement shall be effective upon being signed and/or affixed the official seals by the Parties. This Supplementary Agreement is made in two copies with equal legal validity, each Party holding one copy.

3.	The validity of this Supplementary Agreement shall be retroacted to July 12, 2005.

ChinaEDU Corporation

By:	/s/ Huang Bo
Name:	Huang Bo

By:	/s/ Xie Changqing
Name:	Xie Changqing